Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated March 12, 2007 except for the change in presentation of Depreciation and Note 14, which is as of February 21, 2008, with respect to the consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2006, and the related financial statement schedule included in the Annual Report of Willbros Group, Inc. on Form 10-K for the year ended December 31, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports
/s/ GLO CPAs, LLLP
Houston, Texas
March 4, 2009